Exhibit 16.1

December 19, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Lihua International, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated December 19, 2008. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ DeJoya Griffith & Company LLC

DeJoya Griffith & Company LLC